Exhibit 10.2

February 14, 2007

Mr. Mike Gangel

Chad, Inc.

19950 W. 161st Street

Olathe, Kansas 66062

Dear Mike:

This is to confirm the substance of our discussions to date with respect to the acquisition by Chad, Inc. (“Chad”) of certain Assets (as defined below) of eMerge Interactive, Inc. (“eMerge”) and certain related transactions described below.

The parties anticipate that as soon as practicable after receipt of a fully-executed copy of this non-binding term sheet (this “Term Sheet”) from Chad, eMerge will commence a voluntary case (the “Bankruptcy Case”) under Chapter 11 of the “Bankruptcy Code” (11 U.S.C. §§ 101-1330, as amended). Except as otherwise ordered by the United States Bankruptcy Court for the Southern District of Florida (the “Bankruptcy Court”), eMerge and Chad shall cooperate in good faith to obtain such Bankruptcy Court orders as may be necessary to effect the Agreement (as hereinafter defined) as soon as practicable following the commencement of the Bankruptcy Case. If eMerge does not commence the Bankruptcy Case, then the parties will revise this Term Sheet accordingly to allow for the Agreement to reflect the sale of the Assets to Chad outside of bankruptcy.

Although it is the intent of eMerge and Chad that our discussions initially proceed based on this Term Sheet, the terms contained herein have not been agreed to by the parties, are not binding on the parties and are not intended to create rights in favor of the parties with respect to the proposed transaction discussed herein. The terms contained in this Term Sheet are not an exhaustive list and additional terms and conditions may be added by the parties. The obligations of the parties to consummate the transaction shall be subject in all respects of the negotiation, execution and delivery of a definitive purchase agreement (the “Agreement”) and the approval of any applicable regulatory authorities including, but not limited to, the Bankruptcy Court.

eMerge and Chad have agreed to negotiate, in good faith, with the objective of executing the Agreement on substantially the following terms and conditions:

1.	Buyer and Seller. In the proposed transaction, Chad will be the buyer (“Buyer”), and eMerge will be the seller (“Seller”).

2.	Purchase Price; Purchased Assets.

(a)	Purchase Price. Chad shall purchase the Assets for $250,000 in cashier’s check or bank transfer payable on the closing date.

(b)	Purchased Assets. For purposes of this Term Sheet, “Assets” shall mean (i) all of eMerge’s right, title and interest in, to and under those assets, listed on

Schedule A attached hereto, used primarily in developing and carrying out the business of sales and maintenance of contamination detection equipment, including, but not limited to, the Carcass Inspection System (“CIS”), the SOLO handheld devices and the VerifEYE derivatives (the “VerifEYE Business”), (ii) those agreements listed on Schedule B attached hereto and (iii) any and all payments (the “Advance Deposit”) received from InterMarche’ for delivery of a CIS to InterMarche’. The Assets will include all of the assets and contract rights necessary as of the closing date for the operation of the Assets in the ordinary course in accordance with eMerge’s past practice. eMerge will use its commercially reasonable efforts to assist Chad in supporting assignment of the contracts listed on Schedule B attached hereto from eMerge to Chad; provided, however, that eMerge will not in any way be liable to Chad in any respect for any failure to assign the contracts listed on Schedule B attached hereto from eMerge to Chad. The Assets will be transferred to Buyer free and clear of any interests pursuant to Section 363(f) of the Bankruptcy Code.

3.	Liabilities. The parties agree that Buyer will not assume any liabilities of eMerge as part of this transaction (including, without limitation, any long-term debt, tax liabilities or other known or unknown fixed or contingent liabilities), except the Liabilities (as hereinafter defined). The parties expect that the “Liabilities” will be limited to (a) liabilities relating to periods from and after the closing date under those leases and contracts included in the Assets and (b) those liabilities listed on Schedule C and Schedule D attached hereto. The amount of the liabilities under Section 3(b) above paid by Buyer to eMerge shall not exceed the greater of: (i) amount of the Advance Deposit as defined in Section 2(b)(iii) above, or (ii) $150,000.

4.	Timetable; Closing.

(a)	As soon as practicable following eMerge’s receipt of a written acceptance of this Term Sheet, (i) the parties will begin negotiations with respect to the Agreement and (ii) the parties will begin to prepare any necessary governmental and regulatory filings with respect to the proposed transaction. The Agreement will be in form and substance satisfactory to both parties.

(b)	eMerge and Chad will assist each other in completing any necessary governmental and regulatory filings related to the transactions contemplated herein.

(c)	The parties anticipate that closing of the proposed transaction will take place as soon as possible following entry on the docket of an order by the Clerk of the Bankruptcy Court as to which the time for filing a notice of appeal or petition for certiorari, or request for reargument or further review or rehearing shall have expired. It is anticipated that closing will occur as soon as is practicable following approval of the sale transaction by the Bankruptcy Court.

(d)	The liabilities paid by Buyer to eMerge, as described in Section 3(b) above, shall be paid in check or bank transfer by Buyer to eMerge upon the release of the Advance Deposit by InterMarche’, or by the bank holding the Advance Deposit, but in any event no later than May 25, 2007. For the avoidance of doubt, it is the intent of the parties that Buyer shall pay eMerge for all liabilities described in Section 3(b) above no later than May, 25, 2007, regardless of whether an Advance Deposit has been received and regardless of whether an Advance Deposit has been released.

5.	Certain Terms of the Agreement.

(a)	Representations and Warranties. The Agreement will contain limited representations and warranties, consistent with the sale of a business under bankruptcy proceedings, and the Agreement will provide that the approval of the Bankruptcy Court will be a condition to closing of Seller’s obligation to sell the Assets to Buyer.

(b)	International Sales. The Agreement will contain provisions dealing with the sales and distribution of products outside the United States that are satisfactory to both parties.

6.

Technical Solutions Group, Inc. Agreements. Buyer shall use its commercially reasonable efforts to negotiate agreements with Technical Solutions Group, Inc. to provide for (i) the maintenance and support for equipment required under the Cargill Customer Agreements in accordance with the Cargill Customer Agreements and (ii) royalty payments from Technical Solutions Group, Inc. to Chad for the use by Technical Solutions Group, Inc. of that certain Neural Patent (applied for) as identified on Schedule A hereto. Seller shall use its commercially reasonable efforts to assist Technical Solutions Group, Inc. in negotiating an agreement with its current landlord, Waldo Development, to lease approximately 2900 square feet of office space at eMerge’s current facility located at 10305 102nd Terrace in Sebastian, Florida.

7.	Transition Services Agreement. The parties contemplate that they will enter into a transition services agreement pursuant to which Seller will provide certain post-closing payroll, human resources administration and management information systems administrative services to Buyer, consistent with those provided in connection with the current operation of the Assets, for an agreed-upon period after closing at Buyer’s expense.

8.	Disclosure. Buyer and Seller hereby confirm that they, and their respective agents, will keep the existence and contents of this Term Sheet strictly confidential in the event that Buyer decides not to execute a copy of this Term Sheet.

9.	Fees and Expenses. Each of the parties hereto shall be responsible for its own fees, costs and expenses incurred in connection with the drafting, negotiation and execution of the Agreement and the related transactions contemplated therein and discussed herein.

10.	Effect of Term Sheet. It is understood and acknowledged that this Term Sheet shall not be deemed to be a legally binding agreement between the parties for any purpose, except for Section 8 hereof, which is intended to be, and is, a legally binding agreement between the parties hereto upon your acceptance below. This Term Sheet constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions of the parties, whether oral or written, with respect to the subject matter hereof.

If Chad accepts this Term Sheet as an accurate reflection of our current mutual understanding of the proposed transaction and of our good faith intent to move forward to negotiate the Agreement covering the proposed transaction discussed herein, please indicate Chad’s concurrence by signing the enclosed copy of this Term Sheet and return a fully-executed copy to us as soon as possible.

Very truly yours,

eMERGE INTERACTIVE, INC.

By:	/s/ DAVID C. WARREN
Name:	David C. Warren
Title:	President & CEO

ACCEPTED AND AGREED:

CHAD, INC.

By:	/s/ MICHAEL G. GANGEL
Name:	Michael G. Gangel
Title:	President

DATE: February 14, 2007